EXHIBIT 5.1
212-373-3000
212-757-3990
November 21, 2008
M & F Worldwide Corp.
35 East 62nd Street
New York, New York 10065
Ladies and Gentlemen:
     We have acted as special counsel to M & F Worldwide Corp., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Act of 500,000 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) and deferred compensation obligations in the amount of $10,000,000 (the “Obligations”) under the M & F Worldwide Corp. Outside Directors Deferred Compensation Plan (the “Plan”). The 500,000 Shares are shares of common stock reserved for issuance upon exercise of deferred share units granted under the Plan. The Obligations are unsecured obligations of the Company to pay deferred compensation in the future in accordance with the terms of the Plan.
     In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):
     1. the Registration Statement;
     2. the Plan and the election form relating to the Obligations (the “Form”) relating to deferred share units granted under the Plan;
     3. the Restated Certificate of Incorporation of the Company, included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 30, 1996; and
     4. the Amended and Restated Bylaws of the Company, included as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the Commission on December 27, 2007.
     In addition, we have examined (i) such corporate records of the Company that we have considered appropriate, including copies of resolutions of the board of directors of the Company relating to the issuance of the Shares and the Obligations, certified by the Company and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

     In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.
     Based upon the above, and subject to the stated qualifications, we are of the opinion that:
     1. When issued in accordance with the terms of the Plan, the 500,000 Shares to be issued will be duly authorized, validly issued, fully paid and non-assessable.
     2. When issued in accordance with the Plan, the Obligations will be valid and legally binding obligations of the Company, enforceable against it in accordance with their terms, except that enforceability of Obligations may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).
     The opinion expressed above is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York. Our opinion is rendered only with respect to the laws, and the rules, regulations, orders and applicable judicial and regulatory determinations under those laws, that are currently in effect.

     We hereby consent to use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules.

Very truly yours, /s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP